SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – February 6, 2013

 LIFEPOINT HOSPITALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51251	20-1538254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 Powell Court, Suite 200 Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 372-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 6, 2013, LifePoint Hospitals, Inc. (the “Company”) entered into an Incremental Facility Amendment No. 1 (the “Credit Agreement Amendment”) by and among LifePoint Hospitals, Inc., the lenders party thereto, Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and consented to by Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as lead arrangers, to that certain Credit Agreement (the “Original Credit Agreement” and, together with the Credit Agreement Amendment, the “Credit Agreement”), dated July 24, 2012, among LifePoint Hospitals, Inc., the lenders party thereto, the Administrative Agent, Bank of America, N.A. and Barclays Bank PLC, as co-syndication agents and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC as joint lead arrangers and joint bookrunners.  The Credit Agreement Amendment provides for incremental term loans of up to $325.0 million (the “Incremental Term B Loans”).

The Credit Agreement Amendment is expected to close and fund on or about February 14, 2013, subject to delivery of customary closing documentation.  The proceeds of the Incremental Term B Loans will be used to repurchase or redeem the Company’s 3.25% Convertible Senior Subordinated Debentures due 2025 (the “Debentures”) and for general corporate purposes.  The holders of the Debentures have the right to require the Company to repurchase the Debentures on February 15, 2013 at a price of 100% of the principal amount of the Debentures, plus any accrued and unpaid interest.  Thereafter, the Company currently intends, subject to market conditions, to redeem the Debentures that remain outstanding.  The Debentures are redeemable by the Company on and after February 20, 2013 at a price of 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest.  There is $225 million aggregate principal amount of the Debentures outstanding.

The Incremental Term B Loans mature in July 2017; provided that the Incremental Term B Loans will be repaid in quarterly installments, commencing on March 31, 2013, in an amount equal to 0.25% of the aggregate principal amount of all Incremental Term B Loans, with the remaining outstanding balance paid at maturity.  The Incremental Term B Loans bear interest at a rate equal to either the base rate (“ABR”) or LIBOR from time to time in effect, at the Company’s option, plus an applicable margin above the specified index as follows: (i) in the case of borrowings accruing interest at a rate based on ABR, ABR  plus an applicable margin of 1.50% per annum, and (ii) in the case of borrowings accruing interest at a rate based on LIBOR, LIBOR plus an applicable margin of 2.50% per annum.  The Company expects that the Incremental Term B Loans will initially bear interest at a rate based on 1-month adjusted LIBOR.

The Company may prepay the Incremental Term B Loans at any time prior to the six-month anniversary of the loans, subject to a 1% prepayment premium if such prepayment is made from proceeds of long-term bank debt financing having an effective interest rate or weighted average yield that is less than the interest rate for or weighted average yield of such Incremental Term B Loans.  The Company may prepay the Incremental Term B Loans at any time after the six-month anniversary of the loans without any prepayment premium.

The Credit Agreement is guaranteed, on a senior basis, by the subsidiaries of the Company that guarantee the Original Credit Agreement.  The Credit Agreement is secured by the collateral that secures the Original Credit Agreement, consisting of a perfected first priority lien on, and pledge of, all of the capital stock and intercompany notes owned by the Company and each guarantor.  The Incremental Term B Loans will rank pari passu with the term loans outstanding immediately prior to the effective date of the Credit Agreement Amendment.

Except as modified by the Credit Agreement Amendment as described herein, all other material terms and conditions of the Credit Agreement are substantially the same as the material terms and conditions of the Original Credit Agreement.

The foregoing description of the Credit Agreement Amendment is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits.

10.1

Incremental Facility Amendment No.1, dated as of February 6, 2013, by and among LifePoint Hospitals, Inc., the lenders party thereto, Citibank, N.A., as administrative agent and consented to by Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as lead arrangers, to that certain Credit Agreement, dated July 24, 2012, among LifePoint Hospitals, Inc., the lenders party thereto, Citibank, N.A., as administrative agent, Bank of America, N.A. and Barclays Bank PLC, as co-syndication agents and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC as joint lead arrangers and joint bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HOSPITALS, INC.

	By:	/s/ Jeffrey S. Sherman
		Name:	Jeffrey S. Sherman
		Title:	Executive Vice President and Chief Financial Officer

Dated: February 7, 2013

EXHIBIT INDEX

Exhibit Number	Description
10.1

Incremental Facility Amendment No.1, dated as of February 6, 2013, by and among LifePoint Hospitals, Inc., the lenders party thereto, Citibank, N.A., as administrative agent and consented to by Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as lead arrangers, to that certain Credit Agreement, dated July 24, 2012, among LifePoint Hospitals, Inc., the lenders party thereto, Citibank, N.A., as administrative agent, Bank of America, N.A. and Barclays Bank PLC, as co-syndication agents and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC as joint lead arrangers and joint bookrunners.